Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Reinvent Technology Partners Z on Form S-4 of our report dated November 12, 2020, with respect to our audit of the financial statements of Spinnaker Insurance Company as of December 31, 2019 and 2018 and for the years then ended, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Mazars USA LLP

Fort Washington, Pennsylvania

March 25, 2021